Exhibit 10.1

[Logo Appears here]

June 4, 2008

William T. Yeates

1145 Waterwheel Place

Thousand Oaks, CA 91361

Dear Bill,

I am pleased to confirm our offer of employment with Sensus Metering Systems Inc. for the position of Vice President, AMI & Electric Business Group located in Raleigh, NC. In this capacity, you will report directly to Peter Mainz, Chief Executive Officer for Sensus Metering Systems. Your starting salary will be $27,084 per month (if annualized this equates to $325,008 per year) and your starting date will be July 1, 2008. In addition to base salary as a member of the Executive Management team you will participate in the Management Incentive Plan at a target rate of 40% of your base earnings for Fiscal Year 2009 including a 100% guaranteed payment for second quarter results, a 50% guarantee for third quarter results and all final quarter results based on business performance. You will also receive an award of 50,000 Nonqualified Stock Options at a strike price per share of $5.50 and an additional 25,000 options upon your first anniversary of employment with a strike price yet to be determined. Additionally you will have the use of a Company leased vehicle under the terms of the Sensus Metering Systems Executive Vehicle Policy. The homeowner’s relocation package is being offered to you to reimburse your moving expenses to the Raleigh area as per the Sensus Metering Systems Relocation Policy. As part of your relocation package the Company agrees to provide you with temporary living in the Raleigh area during the first three months of your employment. This offer is contingent based upon the mutual approval of an Employment Agreement.

Your benefits package includes health and dental insurance, life insurance, and 401(k) savings plan. The Company provides you, at no cost, with 2X your annual base salary in term life insurance and 1X your base annual salary in Accidental Death Dismemberment (AD&D) coverage. We also provide reimbursement for educational and professional certification expenses. All benefit programs will commence on the first of the month following your hire date however, you are eligible to participate in the Company 401(k) plan immediately. You will be immediately eligible for ten (10) days of vacation for the remainder of the calendar year and twenty (20) days per year beginning on January 1, 2009. In addition you will participate in the Raleigh holiday schedule, which provides twelve paid holidays annually.

As with all new hires, your employment is contingent upon your successful completion of our post employment offer drug screening. We will coordinate this screening upon your written acceptance of our offer. We also require presentation of documentation verifying your identity and legal ability to work in the United States (I-9). Additionally, your employment is contingent upon your not having entered into a signed agreement with a previous employer that contains a non-competition clause that might affect your ability to accept employment with Sensus Metering Systems. If you have entered into such an agreement, you must forward a copy of it to me before further action can be taken on this offer of employment.

Bill, we are pleased that you are considering joining our organization. If you have any questions, please do not hesitate to contact me directly or acknowledge your acceptance by signing this offer as indicated below by Monday, June 9, 2008.

Sincerely,

Mike DeCocco

I acknowledge acceptance of this offer.	/s/ William T. Yeates	on June 4, 2008
	William T. Yeates	Date

Cc:	Peter Mainz
Mike	DeCocco
Vice	President Human Resources
8601	Six Forks Road, Suite 300, Raleigh, NC 27615 USA
Telephone:	919 845 4008 Facsimile: 919 845 4044
Email:	mike.decocco@sensus.com www.sensus.com